EXHIBIT 99.1

ImmunoCellular Therapeutics Enters into Research and License Option

Agreement with Roche Group

Los Angeles, CA, September 9, 2009 ImmunoCellular Therapeutics, Ltd. (OTCBB: IMUC), a clinical-stage biotechnology company that is developing immune based therapies for the treatment of brain and other cancers, announced today that it has entered into a research and license option agreement regarding its ICT-69 antibody with Roche Group (SWX: ROG.VX; RO.S, OTCQX: RHHBY), one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. Under the terms of the agreement, the Company will license to Roche the rights to investigate the potential of ICT-69 in the diagnosis and treatment of multiple myeloma and ovarian cancer for an upfront payment. Upon completion of the evaluation period, Roche has the right to acquire for an option exercise payment a commercial license for ICT-69 from IMUC, which would result in total payments due to the Company of up to $32 million in the event that all developmental milestones are met. Royalties also will be payable to IMUC based on Roche’s worldwide sales of ICT-69 products.

“We are extremely pleased to have generated the interest of such a significant player in the international healthcare market,” remarked Manish Singh, Ph.D., president and chief executive officer of IMUC. “We believe that Roche’s interest serves as a validation of our strong portfolio of antibody therapies designed to diagnose and treat cancers and may increase our ability to attract further partnership activities going forward.”

ICT-69 is one of several monoclonal antibodies currently being developed for multiple cancer indications by IMUC. It was designed using the Company’s DIAAD (Differential Immunization for Antigen and Antibody Discovery) technology with the purpose of targeting human multiple myeloma (MM) and ovarian cancer cells. Preclinical data have demonstrated the ability of ICT-69 to target antigens specific to human MM cells without binding to healthy tissues, making it a strong potential candidate for therapeutic applications associated with MM as it directly targets malignant cells without corresponding damage to healthy cells. IMUC holds four issued patents pertaining to ICT-69 and its ability to act as both a therapeutic antibody as well as a diagnostic tool for MM and ovarian cancer.

About ImmunoCellular Therapeutics, Ltd.

IMUC is a Los Angeles-based clinical-stage company that is developing immune based therapies for the treatment of brain and other cancers. IMUC expects its “off the shelf” therapeutic vaccine product candidate targeting cancer stem cells for multiple cancer indications to enter clinical trials for brain cancer in early 2010. IMUC is in pre-clinical development of a monoclonal antibody product candidate for the treatment of small cell lung cancer and pancreatic cancer, and is also evaluating its platform technology for monoclonal antibody discovery using differential immunization for diagnosing and treating multiple types of cancer. To learn more about IMUC, please visit www.imuc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including without limitation the risk that Roche may not exercise its option to license ICT-69 based on its research results or for any other reason; the risk that patents issued for IMUC’s monoclonal antibody product candidates may not be enforceable or may not provide commercially significant protection for these candidates; the need to confirm preliminary pre-clinical data for IMUC’s lead monoclonal antibody and other monoclonal antibody product candidates; the risks associated with pre-clinical and clinical development of molecular antibody and other product candidates, including the need to modify these candidates or combine them with other technologies to enhance their tumor killing capabilities; the need for substantial additional capital to fund development of product candidates beyond their initial clinical or pre-clinical stages; and the potential inability to secure corporate partners or licensees for development of the monoclonal antibody product candidates. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K, IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

CEOcast, Inc. for ImmunoCellular Therapeutics

Gary Nash, 212-732-4300

Gnash@ceocast.com